EXHIBIT 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES THIRD QUARTER 2019 RESULTS

VERO BEACH, Fla., (November 7, 2019) – Bimini Capital Management, Inc. (OTCQB:BMNM), (“Bimini Capital,” “Bimini,” or the “Company”), today announced results of operations for the three month period ended September 30, 2019.

Third Quarter 2019 Highlights

•	Net loss of $0.8 million, or $0.07 per common share
•	Book value per share of $2.33
•	Company to discuss results on Friday, November 8, 2019, at 10:00 AM ET

Details of Third Quarter 2019 Results of Operations

The Company reported net loss of $0.8 million for the three month period ended September 30, 2019.   The results for the quarter included advisory services revenue of $1.8 million, interest and dividend income of $2.0 million, interest expense of $1.4 million, net realized and unrealized losses of $1.0 million, operating expenses of $1.6 million and an income tax provision of $0.5 million.

Management of Orchid Island Capital, Inc.

Orchid is managed and advised by Bimini.  As Manager, Bimini is responsible for administering Orchid’s business activities and day-to-day operations.  Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel.

Bimini also maintains a common stock investment in Orchid which is accounted for under the fair value option, with changes in fair value recorded in the statement of operations for the current period.  For the three months ended September 30, 2019, Bimini’s statement of operations included a fair value adjustment of $(0.9) million and dividends of $0.4 million from its investment in Orchid common stock.  Also during the three months ended September 30, 2019, Bimini recorded $1.8 million in advisory services revenue for managing Orchid’s portfolio consisting of $1.4 million of management fees and $0.4 million in overhead reimbursement.

Capital Allocation and Return on Invested Capital

The Company allocates capital between two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”) and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The table below details the changes to the respective sub-portfolios during the quarter.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - June 30, 2019	$209,079,635	$1,472,917	$617,910	$2,090,827	$211,170,462
Securities sold	(43,975,274)	-	-	-	(43,975,274)
Gains on sale	23,078	-	-	-	23,078
Return of investment	n/a	(154,099)	(58,884)	(212,983)	(212,983)
Pay-downs	(4,728,594)	n/a	n/a	n/a	(4,728,594)
Premium lost due to pay-downs	(349,968)	n/a	n/a	n/a	(349,968)
Mark to market gains (losses)	1,488,728	(182,055)	(6,371)	(188,426)	1,300,302
Market Value - September 30, 2019	$161,537,605	$1,136,763	$552,655	$1,689,418	$163,227,023

The tables below present the allocation of capital between the respective portfolios at September 30, 2019 and June 30, 2019, and the return on invested capital for each sub-portfolio for the three month period ended September 30, 2019.   Capital allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents and restricted cash associated with repurchase agreements. Capital allocated to non-portfolio assets is not included in the calculation.

The returns on invested capital in the PT MBS and structured MBS portfolios were approximately 7.8% and (9.3)%, respectively, for the third quarter of 2019.  The combined portfolio generated a return on invested capital of approximately 6.0%.

Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
September 30, 2019
Market value	$161,537,605	$1,136,763	$552,655	$1,689,418	$163,227,023
Cash equivalents and restricted cash(1)	8,841,275	-	-	-	8,841,275
Repurchase agreement obligations	(154,475,000)	-	-	-	(154,475,000)
Total(2)	$15,903,880	$1,136,763	$552,655	$1,689,418	$17,593,298
% of Total	90.4%	6.5%	3.1%	9.6%	100.0%
June 30, 2019
Market value	$209,079,635	$1,472,917	$617,910	$2,090,827	$211,170,462
Cash equivalents and restricted cash(1)	8,496,648	-	-	-	8,496,648
Repurchase agreement obligations	(200,656,000)	-	-	-	(200,656,000)
Total(2)	$16,920,283	$1,472,917	$617,910	$2,090,827	$19,011,110
% of Total	89.0%	7.7%	3.3%	11.0%	100.0%

(1)	Amount excludes restricted cash of $49,660 and $42,835 at September 30, 2019 and June 30, 2019, respectively, related to trust preferred debt funding hedges.
(2)	Invested capital includes the value of the MBS portfolio and cash equivalents and restricted cash, reduced by repurchase agreement borrowings.

Returns for the Quarter Ended September 30, 2019
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Interest income (net of repo cost)	$650,043	$(1,932)	$(3,503)	$(5,435)	$644,608
Realized and unrealized gains (losses)	1,161,838	(182,055)	(6,371)	(188,426)	973,412
Hedge losses	(483,778)	n/a	n/a	n/a	(483,778)
Total Return	$1,328,103	$(183,987)	$(9,874)	$(193,861)	$1,134,242
Beginning capital allocation	$16,920,283	$1,472,917	$617,910	$2,090,827	$19,011,110
Return on invested capital for the quarter(1)	7.8%	(12.5)%	(1.6)%	(9.3)%	6.0%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.

Prepayments

For the third quarter of 2019, the Company received approximately $4.9 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 10.5% for the third quarter of 2019.  Prepayment rates on the two MBS sub-portfolios were as follows (in CPR):

	PT	Structured
	MBS Sub-	MBS Sub-	Total
Three Months Ended	Portfolio	Portfolio	Portfolio
September 30, 2019	9.5	16.2	10.5
June 30, 2019	9.9	14.6	10.5
March 31, 2019	5.7	13.4	6.8
December 31, 2018	5.5	11.7	6.6
September 30, 2018	8.6	13.5	9.5
June 30, 2018	13.4	11.6	13.1
March 31, 2018	7.2	16.8	8.6

Portfolio

The following tables summarize the MBS portfolio as of September 30, 2019 and December 31, 2018:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
September 30, 2019
Fixed Rate MBS	$161,538	99.0%	4.28%	332	1-May-49
Interest-Only MBS	1,136	0.7%	3.69%	288	15-Jul-48
Inverse Interest-Only MBS	553	0.3%	4.54%	257	25-Apr-41
Total MBS Portfolio	$163,227	100.0%	4.28%	332	1-May-49
December 31, 2018
Fixed Rate MBS	$209,675	98.7%	4.26%	327	1-Aug-48
Interest-Only MBS	2,021	1.0%	3.69%	293	15-Jul-48
Inverse Interest-Only MBS	728	0.3%	4.06%	272	25-Apr-41
Total MBS Portfolio	$212,424	100.0%	4.25%	327	1-Aug-48

($ in thousands)
	September 30, 2019		December 31, 2018
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$148,279	90.8%	$193,437	91.1%
Freddie Mac	14,917	9.1%	18,881	8.9%
Ginnie Mae	31	0.1%	106	0.0%
Total Portfolio	$163,227	100.0%	$212,424	100.0%

	September 30, 2019	December 31, 2018
Weighted Average Pass Through Purchase Price	$106.50	$106.81
Weighted Average Structured Purchase Price	$6.39	$6.39
Weighted Average Pass Through Current Price	$108.19	$103.87
Weighted Average Structured Current Price	$6.58	$8.67
Effective Duration (1)	2.607	3.935

(1)
Effective duration is the approximate percentage change in price for a 100 basis point change in rates.  An effective duration of 2.607 indicates that an interest rate increase of 1.0% would be expected to cause a 2.607% decrease in the value of the MBS in the Company’s investment portfolio at September 30, 2019.  An effective duration of 3.935 indicates that an interest rate increase of 1.0% would be expected to cause a 3.935% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2018. These figures include the structured securities in the portfolio but not the effect of the Company’s hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing and Liquidity

As of September 30, 2019, the Company had outstanding repurchase obligations of approximately $154.5 million with a net weighted average borrowing rate of 2.34%.  These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $163.8 million.  At September 30, 2019, the Company’s liquidity was approximately $7.9 million, consisting of unpledged MBS and cash and cash equivalents.

We may pledge more of our structured MBS as part of a repurchase agreement funding, but retain cash in lieu of acquiring additional assets.  In this way, we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.  Below is a list of outstanding borrowings under repurchase obligations at September 30, 2019.

($ in thousands)
Repurchase Agreement Obligations
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	(in Days)
Mirae Asset Securities (USA) Inc.	$57,333	37.1%	2.35%	$3,216	9
ED&F Man Capital Markets, Inc.	56,004	36.3%	2.34%	3,433	16
Citigroup Global Markets, Inc.	29,795	19.3%	2.33%	2,004	16
Mitsubishi UFJ Securities (USA), Inc.	8,245	5.3%	2.38%	547	21
South Street Securities, LLC	2,052	1.3%	2.24%	111	16
JVB Financial Group, LLC	1,046	0.7%	2.18%	124	78
	$154,475	100.0%	2.34%	$9,435	14

(1)
Equal to the fair value of securities sold (including accrued interest receivable) and cash posted as collateral, if any, minus the sum of repurchase agreement liabilities, accrued interest payable and securities posted by the counterparty (if any).

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding and also its junior subordinated notes by entering into derivative financial instrument contracts.  The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented.  As of September 30, 2019, such instruments were comprised of Eurodollar futures contracts and to-be-announced (“TBA”) securities transactions.

The tables below present information related to outstanding Eurodollar and T-note futures contracts at September 30, 2019.

($ in thousands)
As of September 30, 2019
	Repurchase Agreement Funding Hedges
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
Eurodollar Futures Contracts (Short Positions)
2019	$120,000	2.83%	1.96%	$(261)
2020	120,000	2.90%	1.54%	(1,632)
2021	80,000	2.80%	1.38%	(1,135)
Total / Weighted Average	$102,222	2.86%	1.54%	$(3,028)

Treasury Note Futures Contracts (Short Position)(2)
September 2019 5-year T-Note futures
(Sep 2019 - Sep 2024 Hedge Period)	$20,000	1.79%	1.96%	$161

($ in thousands)
As of September 30, 2019
	Junior Subordinated Debt Funding Hedges
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
2019	$26,000	1.77%	1.96%	$13
2020	19,500	1.92%	1.57%	(69)
Total / Weighted Average	$20,800	1.88%	1.67%	$(56)

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.

The following table summarizes our contracts to purchase and sell TBA securities as of September 30, 2019.

($ in thousands)
	Notional			Net
	Amount	Cost	Market	Carrying
	Long (Short)(1)	Basis(2)	Value(3)	Value(4)
September 30, 2019
30-Year TBA Securities:
3.5%	$(50,000)	$(51,268)	$(51,321)	$(53)

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency MBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency MBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency MBS) as of period-end.
(4)
Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities), at fair value in our consolidated balance sheets.

Book Value Per Share

The Company's Book Value Per Share at September 30, 2019 was $2.33.  The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At September 30, 2019, the Company's stockholders’ equity was $27.0 million, with 11,608,555 Class A Common shares outstanding.

Stock Repurchase Plan

On March 26, 2018, the Board of Directors of Bimini Capital Management, Inc. (the “Company”) approved a Stock Repurchase Plan (“Repurchase Plan”).  Pursuant to Repurchase Plan, the Company may purchase up to 500,000 shares of its Class A Common Stock from time to time, subject to certain limitations imposed by Rule 10b-18 of the Securities Exchange Act of 1934, as amended. Share repurchases may be executed through various means, including, without limitation, open market transactions.  The Repurchase Plan does not obligate the Company to purchase any shares. The Repurchase Plan was originally set to expire on November 15, 2018, but it has been extended by the Board of Directors until November 15, 2020.  The authorization for the Share Repurchase Plan may be terminated, increased or decreased by the Company’s Board of Directors in its discretion at any time.

Since inception of the program through September 30, 2019, the Company repurchased a total of 70,404 shares at an aggregate cost of approximately $166,945, including commissions and fees, for a weighted average price of $2.37 per share.

In July 2019, the Company completed a “modified Dutch auction” tender offer and paid an aggregate of $2.2 million, excluding fees and related expenses, to repurchase 1.1 million shares of Bimini Capital’s Class A common stock at a price of $2.00 per share.

Management Commentary

Commenting on the third quarter, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The third quarter of 2019 proved to be a very turbulent period for the markets.  As the global economy continued its slowdown that started in 2018 and the U.S. manufacturing segment continued to cool, the markets expected the Federal Reserve would need to ease monetary policy in 2019.  Contributing to the slowdown, both globally and domestically, was the trade war between the U.S. and China.  The trade war was meaningfully escalated when on August 1, 2019 the administration announced substantial increases to both the dollar amount of goods that would be subject to tariffs and the size of the tariffs themselves.  The markets reacted violently, and several key market indicators reached new extreme levels – such as the yield on the German 10-year Bund, the 30-year U.S. Treasury yield and many others.  These extreme levels were reached in late August and early September before the market once again pivoted and reversed course, as the yield on the 10-year U.S. Treasury note increased 44 basis points in a mere 8 trading days.  Not surprisingly, the markets would reverse a few more times as one development after another buffeted the market – including a major attack on Saudi oil fields, the possible impeachment of President Trump, a major disruption in the over-night funding markets and finally, in October, a potential end to the Brexit crisis and a tentative trade deal between the U.S. and China.  In between all of the events volatility levels were elevated, risk markets gyrated wildly, and Agency MBS assets performed poorly.

“The Agency MBS market total return for the third quarter was 1.4%, although the return was -0.2% versus equivalent duration swaps and LIBOR (per data by Bank of America Merrill Lynch/ICE Data Indices).  With interest rates declining to near all-time low levels, prepayment activity accelerated and is expected to continue to remain high.  Prepayment activity during the current cycle is approaching levels not seen since the summer of 2003 when prepayment activity reached the highest levels ever in terms of the MBA refinance index and peak speeds on current coupon cohorts (60 – 70 CPR).  The current level of the MBA refinance index is barely more than 25% of the 10,000 level seen in 2003, but the extent of refinance activity observed is reflected in the pricing of some interest-only securities.  These securities are either prepaying at extreme levels or anticipated to do so, such that they trade to positive convexity. The spread of the current-coupon 30-year mortgage to the 10-year U.S. Treasury note reached 98.07 basis points on August 27, 2019, the highest spread since early 2012.  Total returns across the Agency MBS universe followed durations to some extent, as 30-year returns exceeded returns to 15-year MBS and Ginnie Mae securities, although within the coupon stack this trend did not hold.  As prepayment performance was worst among the 3.5% and 4.0% coupons, these securities generally trailed higher and lower coupons on a total return basis.  With prepayment activity elevated and the continued poor quality of generic, TBA collateral, specified pools continue to outperform.  Agency MBS asset performance trailed that of other non RMBS structured products as well as investment grade corporates.  High yield corporates generated returns similar to Agency MBS of 1.2% outright and -0.1% versus comparable duration swaps and LIBOR.   As we enter the fourth quarter of 2019, Agency MBS performance has been very directional – with poor performance when the rates markets rally (yields lower) and positive performance when rates increase.  Even with the increase in rates since the end of the third quarter, available mortgage rates are still very low by historical standards and prepayment activity is expected to remain elevated.

“During the third quarter of 2019 Bimini generated a pre-tax loss of $0.2 million.  For the nine-month period ended September 30, 2019, Bimini had pre-tax income of $1.3 million and after tax income of $0.3 million.  Of course, owing to our available tax net operating losses, Bimini does not have to actually pay federal or state income taxes, so this income is retained, and a portion of our deferred tax asset can be utilized.  With respect to the portfolio operations at Royal Palm Capital, the portfolio declined by approximately $48.0 million, or 23%, to facilitate the repurchase of 1.1 million shares in connection with our modified Dutch tender offer which closed in early July. Since quarter end we have begun to add to the portfolio and anticipate by year end the portfolio will be back to approximately the same size as it was on June 30, 2019. Interest income for the quarter was $1.6 million, also 23% below the $2.1 million reported for the second quarter of 2019.  Mark to market gains on Royal Palm’s agency RMBS holdings of $1.0 million were off-set by $0.5 million of mark to market losses on our hedge instruments resulting in approximately $0.5 million of net mark to market gains on the RMBS portfolio. Combined with net interest income of the portfolio of approximately $0.6 million, Royal Palm generated a 6.0% return on invested capital.

“In late October Bimini closed on a loan on our office building.  The proceeds of approximately $0.7 million will be deployed into the RMBS portfolio of Royal Palm.  In addition, Bimini has listed for sale our second building, which is not used in our business.  The Company has not entered into a sales agreement with a purchaser as of this date, but if a sale is consummated the net proceeds will also be deployed into the RMBS portfolio of Royal Palm.  The property currently has a carrying value of $0.5 million.

“As mentioned above, the events of the third quarter and early in the fourth have driven rates back to levels last seen in the aftermath of Brexit in the summer of 2016.  Prepayment activity across the MBS market has been very elevated although Royal Palm, with our MBS portfolio heavily concentrated in specified pools – the capital allocation to the pass-through portfolio was 90.4% at September 30, 2019 – actually realized lower prepayments across the pass-through portfolio.  The pass-through portfolio prepaid at 9.5 CPR for the third quarter of 2019 versus 9.9 CPR for the second quarter.  Inclusive of our structured securities the overall speed for the portfolio was 10.5 CPR, the same as the second quarter.

“Advisory services revenues increased by 8% during the third quarter of 2019 compared to the second quarter, as the equity base of Orchid Island Capital increased by approximately 11% over the quarter.  The growth in Orchid’s capital base was primarily the result of a follow-on offering conducted by Orchid.  On August 2, 2019, Orchid Island Capital closed on an equity offering with net proceeds of approximately $44.5 million.  This should increase advisory service revenues going forward. Dividends from our holdings of shares in Orchid Island Capital were unchanged on the quarter at $0.4 million.

“Going forward, we will continue to position for an elevated level of prepayment activity as we rebuild the portfolio to the level we had before the “Dutch auction” tender offer for our shares that closed in early July. We assume the events that have led to the recent turmoil in the markets, and the current low level of rates, do not appear to be near resolution.  This also reflects the fact there are numerous forces at play – Brexit, impeachment, trade wars, global growth slowing, a potential domestic growth slowdown and the 2020 presidential election.   Resolution of all of these issues over the near term seems unlikely.  The shape of the yield curve, or more specifically the spread between the yields on our assets and our funding costs, which are the primary drivers of our earnings on Royal Palm’s RMBS portfolio, will to a large extent depend on a resolution to the overnight funding market disruptions.  Advisory services revenue growth beyond what we experienced during the current quarter will depend, as always, on growth in the capital base at Orchid.

Summarized Financial Statements

The following is a summarized presentation of the unaudited consolidated balance sheets as of September 30, 2019, and December 31, 2018, and the unaudited consolidated statements of operations for the nine and three months ended September 30, 2019 and 2018.  Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited - Amounts Subject To Change)

	September 30, 2019	December 31, 2018
ASSETS
Mortgage-backed securities	$163,227,023	$212,424,192
Cash equivalents and restricted cash	8,890,935	6,240,488
Investment in Orchid Island Capital, Inc. common stock	8,740,207	9,713,030
Accrued interest receivable	585,983	780,535
Deferred tax assets, net	22,065,846	23,202,821
Other assets	6,469,267	7,038,610
Total Assets	$209,979,261	$259,399,676

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$154,475,000	$200,396,000
Junior subordinated notes due to Bimini Capital Trust II	26,804,440	26,804,440
Other liabilities	1,678,042	3,244,615
Total Liabilities	182,957,482	230,445,055
Stockholders' equity	27,021,779	28,954,621
Total Liabilities and Stockholders' Equity	$209,979,261	$259,399,676
Class A Common Shares outstanding	11,608,555	12,709,269
Book value per share	$2.33	$2.28

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Amounts Subject to Change)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2019	2018	2019	2018
Advisory services	$5,052,251	$5,933,461	$1,791,135	$1,873,002
Interest and dividend income	7,064,908	7,396,655	2,011,198	2,434,258
Interest expense	(4,850,365)	(3,893,225)	(1,391,324)	(1,437,186)
Net revenues	7,266,794	9,436,891	2,411,009	2,870,074
Other expense	(1,154,292)	(7,404,839)	(1,038,796)	(171,942)
Expenses	4,825,373	4,885,622	1,606,384	1,495,906
Net Income (loss) before income tax provision (benefit)	1,287,129	(2,853,570)	(234,171)	1,202,226
Income tax provision (benefit)	942,364	(675,575)	537,945	328,735
Net income (loss)	$344,765	$(2,177,995)	$(772,116)	$873,491

Basic and Diluted Net Income (Loss) Per Share of:
CLASS A COMMON STOCK	$0.03	$(0.17)	$(0.07)	$0.07
CLASS B COMMON STOCK	$0.03	$(0.17)	$(0.07)	$0.07

	Three Months Ended September 30,
Key Balance Sheet Metrics	2019	2018
Average MBS(1)	$187,198,745	$198,367,193
Average repurchase agreements(1)	177,565,500	189,582,359
Average stockholders' equity(1)	28,545,869	53,174,238

Key Performance Metrics
Average yield on MBS(2)	3.52%	4.14%
Average cost of funds(2)	2.26%	2.21%
Average economic cost of funds(3)	2.54%	2.29%
Average interest rate spread(4)	1.26%	1.93%
Average economic interest rate spread(5)	0.98%	1.85%

(1)	Average MBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)
Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)	Represents interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average repurchase agreements.
(4)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.
(5)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on MBS.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. invests primarily in, but is not limited to investing in, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.  In addition, Bimini generates a significant portion of its revenue serving as the manager of the MBS portfolio of Orchid Island Capital, Inc.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, November 8, 2019, at 10:00 AM ET. The conference call may be accessed by dialing toll free (877) 312-5414.  International callers dial (408) 940-3877.  The conference passcode is 1476816.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.biminicapital.com, and an audio archive of the webcast will be available for approximately one year.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com